EXHIBIT 99.1

                    EXPRESS SCRIPTS COMPLETES ACQUISITION OF
                       DIVERSIFIED PHARMACEUTICAL SERVICES

     ST. LOUIS, APRIL 1, 1999 -- Express Scripts, Inc. (NASDAQ: ESRX) announced today that it has completed the acquisition of Diversified Pharmaceutical Services (DPS) from SmithKline Beecham Corporation (NYSE: SBH).

     "We're pleased to announce the completion of the DPS acquisition just seven weeks after the agreement was announced, and exactly one year since we completed the acquisition of ValueRx," stated Barrett Toan, president and chief executive officer of Express Scripts. "These acquisitions have not only provided critical mass, but also competitive strength in key markets and scope of capability that translate into value for our customers.

     "We are focused on leveraging the many opportunities that our organization now has to achieve bottom line growth to benefit our shareholders as well," Toan said. "The integration of ValueRx, which has proceeded according to plan, provides a strong foundation for bringing DPS operations on board in an effective and timely manner."

     With the acquisition completed, Express Scripts is positioned as the third largest pharmacy benefit manager (PBM) in the U.S., managing nearly $10 billion in drug spending; the largest PBM independent of pharmaceutical manufacturer or drug store chain ownership; and one of the largest providers of PBM services to health maintenance organizations.

     Express Scripts paid SmithKline $700 million in cash. The transaction will be accounted for as a purchase, and is anticipated to be non-dilutive to Express Scripts' earnings in 1999. The acquisition was financed with a $1.1 billion senior credit facility led by Credit Suisse First Boston and Bankers Trust Company, and a $150 million bridge loan. The company previously announced that it has filed with the Securities and Exchange Commission to offer approximately
4.5 million shares of its Class A Common Stock, the proceeds of which will be used to retire the bridge loan and a portion of the senior indebtedness.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Express Scripts, Inc., is the nation's leading independent full-service pharmacy benefit management and specialty managed care company. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Express Scripts currently manages more than $5 billion in annual drug spending.

     The company provides a full range of consultative PBM services, including pharmacy network management, mail service, formulary management, disease management and medical and drug data analysis services. The company also provides medical information management services, which include provider profiling and outcomes assessments, informed decision counseling services and infusion therapy services. Express Scripts is headquartered in St. Louis, Missouri, and has additional major sites in Minneapolis, Minnesota; Bensalem, Pennsylvania; Albuquerque, New Mexico; Tempe, Arizona; Troy, New York; and Farmington Hills, Michigan. More information can be found at http://www.express-scripts.com.

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. The company's actual results may differ significantly from those projected or suggested in any forward-looking statements. Certain factors relating to the announced acquisition that might cause such a difference to occur include, but are not limited to, the loss of major clients of DPS, including United Health Group, whose contract expires in May, 2000 and which accounts for approximately 44% of DPS's total membership; higher than expected costs in integrating and operating the combined company; and risks inherent in refinancing the bridge loan facility.

     Other general factors that may impact these forward-looking statements include heightened competition; changes in pricing or discount practices of pharmaceutical manufacturers; the ability of the company to consummate contract negotiations with prospective clients; competition in the bidding and proposal process; adverse results in certain litigation and regulatory matters; lower than expected sales and revenue growth; the adoption of adverse legislation or a change in the interpretation of existing legislation or regulations; risks associated with the development of new products; risks associated with the "Year 2000" issue, including the ability of the company to successfully convert its information systems and its non-information systems, and the ability of its vendors/trading partners to successfully convert their systems to accommodate dates beyond December 31, 1999; and other risks described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.